Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MINERVA NEUROSCIENCES, INC.

* * * * *

Minerva Neurosciences, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.                                      The name of the Corporation is Minerva Neurosciences, Inc.  The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 23, 2007 under the original name of the Corporation, Cyrenaic Pharmaceuticals, Inc., and was corrected by a Certificate of Correction filed with the Secretary of State of the State of Delaware on May 16, 2007.  An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 29, 2007 and was amended by the Certificate of Merger filed with the Secretary of State of the State of Delaware on November 12, 2013 (as amended, the “Existing Certificate of Incorporation”).

2.                                      This Second Amended and Restated Certificate of Incorporation was duly adopted by the board of directors and the stockholders of the Corporation in accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

3.                                      The Existing Certificate of Incorporation is hereby amended and restated in its entirety to read as follows.

FIRST:                                                        The name of the corporation is Minerva Neurosciences, Inc.

SECOND:                                         The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, in the State of Delaware.  The name of its registered agent at that address is Corporation Service Company.

THIRD:                                                   The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware (“GCL”).

FOURTH:

A.                                    Authorization.  The total number of shares of stock which the Corporation shall have authority to issue is 225,000,000 shares, consisting of 125,000,000 shares of Common

Stock, par value $0.0001 per share (“Common Stock”) and 100,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).  Effective immediately upon the filing of the Amended and Restated Certificate of Incorporation, every 3.5 outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The authorized shares of Common Stock of the Corporation shall remain as set forth above in this Article FOURTH. No fractional share shall be issued in connection with the foregoing stock split; all shares of Common Stock so split that are held by a shareholder will be aggregated and each fractional share resulting from such aggregation shall be rounded up to the nearest whole share and no cash payment will be made in respect to such rounding.

B.                                    Common Stock.

1.              General.  Except as required by law or as provided in this Amended and Restated Certificate of Incorporation (this “Certificate”), all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

2.              Dividends and Distributions.  Subject to the provisions of this Certificate, the holders of shares of Common Stock shall be entitled to receive such dividends and distributions, payable in cash or otherwise, as may be declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of assets or funds of the Corporation legally available therefor.  The holders of shares of Common Stock shall be entitled to share equally, on a per share basis, in such dividends or distributions.

3.              Voting.  Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including, but not limited to, any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including, but not limited to, any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.  Each such holder shall be entitled to one vote per share of Common Stock on each matter to be voted on by such stock.

C.                                    Preferred Stock.

1.   General.  Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers relative to other classes of Preferred Stock, if any, or Common Stock, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by applicable law, to adopt any such resolution or resolutions.

FIFTH:                                                       The name and mailing address of the incorporator is as follows:

Name	Address

Elizabeth Kiviat	Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540

SIXTH:                                                     The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

SEVENTH:

A.                                    Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

B.                                    Except as otherwise provided for or fixed by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors providing for the issuance of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

C.                                    Subject to the rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by either (a) the Chairman of the Board of Directors or (b) the Board of Directors.

EIGHTH:                                          (a) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

(b)  To the full extent permitted by the GCL as it exists on the date hereof or may hereafter be amended, and any other applicable law, the Corporation shall indemnify any director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  The Board of Directors is hereby empowered to contract in advance to indemnify any director or officer.

(c)  Neither any amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article

EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH: Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensible parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE NINTH.

TENTH:  Subject to the special right of the holders of any class or series of stock to elect directors, the Board of Directors shall be classified with respect to the time for which directors severally hold office into three classes, as nearly equal in number as possible.  The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Amended and Restated Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation.  The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III at the time such classification becomes effective. Each director in each class shall hold office until his or her successor is duly elected and qualified.  At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.

ELEVENTH:

A.                                    Amendments to the Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation subject to the power of the stockholders of the Corporation to alter, amend or repeal the Bylaws; provided, that with respect to the powers of stockholders to make, alter, amend or repeal the Bylaws, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, shall be required to make, alter amend or repeal the Bylaws of the Corporation.

B.                                    Amendments to the Certificate of Incorporation.  Notwithstanding any other provision of this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of paragraphs B and C of ARTICLE SEVENTH, ARTICLE TENTH and ARTICLE ELEVENTH may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock entitled to vote on the subject matter.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, on the 9th day of June 2014.

MINERVA NEUROSCIENCES, INC.

By:	/s/ Rogerio Vivaldi Coelho
Name:	Rogerio Vivaldi Coelho
Title:	President and CEO